Exhibit 10(v)

«Location»	You will need to surrender this stock option certificate when you exercise these options. Please file this in a safe place.

STOCK OPTION CERTIFICATE

«First Name» «Last Name»

has been issued Stock Options under the Sigma-Aldrich Corporation «Plan» as follows:

«Type_of_Grant»

Number of Shares: «Total___of_Shares» [«Shares_in_text»]

Option Price: $«Price» per share

Date of Grant: «Date_of_Grant»	Expiration Date: «Expiration_Date»

Vesting Schedule:
Number of Shares	Exercise Period
«M__of_Shares_1»	«Exercise_Period»
«M__of_Shares_2»	«Exercise_Period_2»
«M__of_Shares_3»	«Exercise_Period_3»
«M__of_Shares_4»	«Exercise_Period_4»
«M__of_Shares_5»	«Exercise_Period_5»

For office use only:

Date	# Shares Exercised	New Balance	By:	Date	# Shares Exercised	New Balance	By:

This certificate does not itself constitute a security and serves only to evidence the award of stock options. Neither this certificate nor the underlying stock options may be sold, assigned, transferred, exchanged, or otherwise encumbered, except as permitted by their terms and conditions, and any attempt to do so shall be of no effect. The terms and conditions which govern this certificate and the underlying stock options are contained in the Sigma-Aldrich Corporation 2003 Long-Term Incentive Plan (the “Plan”), the Offering Circular for the Plan, and the Certificate Terms-«Type_of_Grant». Such documents are available at http:/intranet/ or from Barb Branchfield (Tel. 314-301-2017) or Mary Whitelaw (Tel. 314-286-8020), c/o Sigma-Aldrich Corporation, 3050 Spruce Street, St. Louis, Missouri 63103, telephone number (314) 771-5765.